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                                                                   Exhibit 10.20


                             AT HOLDINGS CORPORATION

                              ARGO-TECH CORPORATION

                   1991 MANAGEMENT INCENTIVE STOCK OPTION PLAN
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                         AMENDED EFFECTIVE MAY 16, 1994
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         1. The total number of shares which may be issued and sold under options granted pursuant to this Management Incentive Stock Option Plan shall not exceed in the aggregate seven thousand five hundred forty (7,540) shares of the Class A Common Stock, par value $0.01 per share (the "Shares") of AT Holdings Corporation ("Holdings"), except to the extent of adjustments authorized by Paragraph 5 of this Management Incentive Stock Option Plan. The Shares may be treasury shares or shares of original issue or a combination of the foregoing. Any Shares subject to options that are not exercised, in whole or in part, upon termination of the options to which they were subject may be made subject to other options which may be granted under this Management Incentive Stock Option Plan.

         2. Pursuant to authority delegated by the full Board of Directors of Holdings, the Compensation Committee (the "Committee") of the Board of Directors of Holdings may, from time-to-time and upon such terms and conditions as they may determine, authorize the granting to full-time employees and Directors of Argo-Tech Corporation ("Argo-Tech"), a wholly owned subsidiary of Holdings, of options to buy Shares from Holdings. The number of Shares to be covered by each such option may be fixed by the Committee in its sole discretion, taking into consideration, however, any recommendations made to the Holdings Board of Directors by the Compensation Committee of the Argo-Tech Board of Directors.


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Successive options may be granted to the same person whether or not the option or options first granted to such person remain unexercised.

         3. Options granted under this Management Incentive Stock Option Plan may be (i) options which are intended to qualify under particular provisions of the Internal Revenue Code, as in effect from time-to-time, (ii) options which are not intended so to qualify under the Internal Revenue Code, or (iii) combinations of the foregoing. No option shall be exercised after November 9, 2001, and options not exercised by November 9, 2001 shall be automatically forfeited. No option shall be transferable by the optionee other than by will or the laws of descent and distribution. Options shall be exercisable during the optionee's lifetime only by the optionee.

         4. Until such time as there exists a public market for the Shares, the option price shall be Ten Dollars ($10.00) per Share. If there exists a public market for the Shares, then their fair market value shall be the closing price per share of Class A Common Stock on the New York Stock Exchange, as reported on the Composite Tape (or other national securities exchange if Holdings Class A Common Stock is not then traded on the New York Stock Exchange), for such day of the granting of the option (or if there is no trading of the Class A Common Stock on that date, then the last preceding date on which there was trading), or if the Class A Common Stock is not then listed on a national exchange, then the average of the per share closing bid and asked prices in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or, if not so reported by NASDAQ, as reported by the National Quotation Bureau, Inc. or any successor organization. The option price shall be payable (a) in cash or by certified check, (b) at the discretion of the Committee, by the transfer to Holdings by

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the optionee of shares of Class A Common Stock having a fair market value at the time of exercise equal to the total option price, or (c) at the discretion of the Committee, by a combination of such methods of payment.

         5. The Holdings Board of Directors may make or provide for such adjustments in the option price and in the number or kind of shares of Holdings Class A Common Stock or other securities covered by outstanding options as the Holdings Board of Directors, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of optionees that would otherwise result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of Holdings, (b) any merger, consolidation, separation, reorganization, partial or complete liquidation or issuance of rights or warrants to purchase stock, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. In the event of any merger, consolidation, separation, reorganization, partial or complete liquidation or any similar event and in connection therewith Class A Common Stock or other securities theretofore substituted shall be changed, coverted, reclassified or extinguished, the option shall become ipso facto, without any action or consent by the optionee, an option to acquire upon exercise, in accordance with its terms, whatever the optionee would have been entitled to receive if the option had been exercised at the last permissible date prior to such merger, consolidation, separation, reorganization, partial or complete liquidation or similar event and the option price shall be changed to the extent necessary to correspond appropriately to the change, conversion or reorganization in the Class A Common Stock or other securities therefore substituted. The Holdings Board of

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Directors may also make or provide for such adjustments in the number of shares specified in Paragraph 1 of this Plan as such Board in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Paragraph.

         6. The number of shares, price and other terms and conditions of the option shall be set forth in a Stock Option Agreement. The form of each Stock Option Agreement shall be prescribed by the Holdings and Argo-Tech Boards of Directors, and any Stock Option Agreement evidencing an outstanding option may, with the concurrence of the affected optionee, be amended, provided that the terms and conditions of each such Stock Option Agreement and amendment are not inconsistent with this Management Incentive Stock Option Plan. The form of Stock Option Agreement shall include and incorporate by reference any stockholders' agreement and voting trust agreement which may be in force at the time an option is granted.

         7. The Holdings Board of Directors may, with the concurrence of the affected optionee, cancel any option granted under this Management Incentive Stock Option Plan. In the event of any such cancellation, the Holdings Board of Directors may authorize the granting of new options (which may or may not cover the same number of shares which had been the subject of any prior option) in such manner, at such option price and subject to the same terms, conditions and discretions as, under this Management Incentive Stock Option Plan, would have been applicable had the cancelled options not been granted.

         8. Pursuant to authority granted by the Board of Directors of Holdings, the Committee shall administer this Management Incentive Stock Option Plan.

         9. This Management Incentive Stock Option Plan may be amended from time-to-

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time with the approval of both the Holdings and Argo-Tech Boards of Directors, but without further approval by the stockholders of Holdings, no such amendment shall increase the aggregate number of shares of Class A Common Stock that may be issued and sold under this Management Incentive Stock Option Plan (except that adjustments authorized by Paragraph 5 shall not be limited by this provision).


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